Exhibit 99.1

NEWS RELEASE

NEW YORK, September 4, 2018

Voya Financial Announces Proposed Offering of Series A Preferred Stock

Voya Financial, Inc. (NYSE: VOYA) (“Voya” or the “Company”), today announced a proposed registered public offering (the “Offering”) of its Fixed-Rate Reset Non-Cumulative Preferred Stock, Series A, $1,000 liquidation preference per share (the “Series A Preferred Stock”). The completion of the proposed offering depends upon several factors, including market and other conditions.

Voya intends to use the net proceeds of the Offering to purchase or redeem certain outstanding notes and debentures of Voya and Voya Holdings Inc., a wholly owned subsidiary of Voya, to pay fees and expenses related to such purchases and for general corporate purposes.

Deutsche Bank Securities, Inc., Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and RBC Capital Markets, LLC are acting as Joint Book-Running Managers for the Offering.

This press release is neither an offer to sell, nor a solicitation of an offer to buy, shares of Series A Preferred Stock or any other securities, and shall not constitute an offer to sell, or a solicitation of an offer to buy, or a sale of, shares of Series A Preferred Stock, or any other securities, in any jurisdiction in which such offer, solicitation or sale is unlawful. The Offering is being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (“SEC”). The Offering will be made only by means of a prospectus and related preliminary prospectus supplement, which may be obtained by visiting the SEC’s website at www.sec.gov. Alternatively, you may request these documents by calling Deutsche Bank Securities, Inc. at (800) 503-4611 (toll-free); Credit Suisse Securities (USA) LLC at (800) 221-1037 (toll-free); Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322; or RBC Capital Markets, LLC at 1-866-375-6829 (toll-free) or 212-618-7706 (collect).

COMMENTARY REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this press release, including those describing the closing of the Offering and the expected use of proceeds from the Offering, constitute forward looking statements. These statements are not historical facts but instead represent only Voya’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside Voya’s control. It is possible that actual results will differ, possibly materially, from the anticipated results indicated in these statements. Factors that may cause actual results to differ from those in any forward-looking statement also include those described under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Trends and Uncertainties” and “Business-Closed Blocks-CBVA” in Voya’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 23, 2018, in Voya’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed with the SEC on August 6, 2018, and the other filings Voya makes with the SEC.

Media Contact:	Investor Contact:

Christopher Breslin 212-309-8941 Christopher.Breslin@voya.com	Michael Katz 212-309-8999 IR@voya.com

Bill Sutton 860-580-2626 William.Sutton@voya.com	Billy Cheung 212-309-8984 IR@voya.com

About Voya Financial®

Voya Financial, Inc. (NYSE: VOYA), helps Americans plan, invest and protect their savings — to get ready to retire better. Serving the financial needs of approximately 14.3 million individual and institutional customers in the United States, Voya is a Fortune 500 company that had $8.6 billion in revenue in 2017. The company had $528 billion in total assets under management and administration as of June 30, 2018. With a clear mission to make a secure financial future possible — one person, one family, one institution at a time — Voya’s vision is to be America’s Retirement Company®. Certified as a “Great Place to Work” by the Great Place to Work® Institute, Voya is equally committed to conducting business in a way that is socially, environmentally, economically and ethically responsible. Voya has been recognized as one of the 2018 World’s Most Ethical Companies® by the Ethisphere Institute, one of the 2018 World’s Most Admired Companies by Fortune magazine and one of the Top Green Companies in the U.S. by Newsweek magazine.

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